Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
General Communication, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-60728 and No. 33-60222) on Forms S-8 and (No. 333-82712) on Form S-3 of
General Communication, Inc. of our report dated March 8, 2002, with respect to the consolidated balance sheets of General Communication, Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001, annual report on Form 10-K of General Communication, Inc.



                                           /s/

                                           KPMG LLP


Anchorage, Alaska
March 29, 2002